NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

1.       The individual executing this agreement (the “Employee”) is or will soon be an at-will employee of American International Group, Inc. or one of its subsidiaries (the “Company”).  As such, the Employee is free to resign from employment at any time and for any reason.  Likewise, the Company may terminate the Employee’s employment at any time for any reason.  This Agreement is not a guarantee of any fixed term employment.

2.       This Agreement is a term and condition of the Employee’s at-will employment with the Company.  Employment with the Company is conditioned upon the Employee’s execution of this Agreement.

3.       This Agreement is necessary for the protection of the legitimate and protectable business interests of the Company and its affiliates (collectively, “AIG”) in their customers, customer goodwill, accounts, prospects, employee training, and confidential and proprietary information.  The Employee’s employment requires exposure to and use of confidential, proprietary and/or trade secret information (as set forth in Paragraph 4).  Accordingly, the Employee agrees that during and after the Employee’s employment with AIG, the Employee will not, directly or indirectly, on the Employee’s own behalf or on behalf of any other person or any entity other than AIG, solicit, contact, call upon, communicate or attempt to communicate with any customer or client or prospective customer or client of AIG, where to do so would require the use or disclosure of confidential, proprietary and/or trade secret information (for purposes of this Agreement, “customer or client” shall not include insurance brokers).  The Employee further agrees that during the Employee’s employment with AIG and for a period of one (1) year after employment terminates for any reason, the Employee will not, regardless of who initiates the communication, solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to, any employee, consultant, registered representative, or agent of AIG to terminate his or her employment or other relationship with AIG or to leave its employ or other relationship with AIG for any engagement in any capacity or for any other person or entity.

4.       During the term of employment, the Employee will have access to and become acquainted with information that is confidential, proprietary and/or is a trade secret.  The Employee agrees that during the Employee’s employment and any time thereafter, all confidential, proprietary and/or trade secret information received, obtained or possessed at any time by the Employee concerning or relating to the business, financial, operational, marketing, economic, accounting, tax or other affairs at AIG or any client, customer, agent or supplier or prospective client, customer, agent or supplier of AIG will be treated by the Employee in the strictest confidence and will not be disclosed or used by the Employee in any manner other than in connection with the discharge of the Employee’s job responsibilities without the prior written consent of AIG or unless required by law.  The Employee further agrees that Employee will not remove or destroy any confidential, proprietary and/or trade secret information either during the Employee’s employment or at any time thereafter.  The Employee also agrees that during and after the Employee’s employment with AIG, the Employee will not disparage AIG or any of its officers, directors or employees to any person or entity not affiliated with AIG.  Nothing herein prohibits the Employee from giving truthful testimony as required by law.

5.       The covenants contained in Paragraphs 3 and 4 of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  The Employee acknowledges that these restrictions are reasonably necessary for the protection of AIG.  The Employee also acknowledges that irreparable harm and damages would result to AIG if the provisions of Paragraph 3 or 4 were not complied with and agrees that AIG shall be entitled to legal, equitable or other remedies, including, without limitation, injunctive relief and specific performance to protect against the inevitable disclosure of AIG’s confidential, proprietary and/or trade secret information, any failure to comply with the provisions of Paragraph 3 or 4 of this Agreement, or any threatened breach of any term of this Agreement.  The Employee further agrees that the Employee shall be liable for the attorneys’ fees and costs incurred by AIG as a result of the Employee’s breach of Paragraph 3 or 4 of this Agreement.

6.       Invention Assignment: (a) Employee hereby assigns all right, title and interest in any intellectual property, including but not limited to discoveries, ideas, inventions, works, reports, rules, processes, lists, data and other materials along with all improvements thereto (whether or not patentable or registerable under copyright or similar statutes) under conceived, produced or developed by me, either alone or in conjunction with others, pursuant to, or in furtherance of Employee’s employment with the Company.  Moreover, if requested, Employee agrees to execute any documents required to perfect the Company’s interest in the above referenced intellectual property, and to otherwise fully cooperate with such process during and after Employee’s employment with the Company.

(b) This assignment shall include all such intellectual property that: (1) relates in any way to the Company’s business, or to actual or anticipated research and development of the Company; or (2) results in any way from the performance by Employee of duties and responsibilities as an employee of the Company.  Employee further agrees that all original works of authorship which were made by Employee (either alone or with others) within the scope of and during the period of Employee’s employment with the Company and which are protectable by copyright laws, are “works made for hire” as that term is defined in the United States Copyright Act.

(c) Notwithstanding the above, this Section does not apply to inventions that qualify under state law as inventions that cannot be required to be assigned.

7.       This Agreement (together with the AIG Code of Conduct) sets forth the entire agreement regarding the subject matter contained in this Agreement, supersedes any and all prior agreements and understandings regarding this subject matter, and may be modified only by a written agreement signed by the Employee and the Company.  To the extent that any provision of this Agreement is inconsistent with the Code of Conduct, this Agreement governs.  If any term of this Agreement is rendered invalid or unenforceable, the remaining provisions shall remain in full force and shall in no way be affected, impaired or invalidated.  Should a court determine that any provision of this Agreement is unreasonable, whether in period of time, geographical area, or otherwise, the Employee agrees that such provision of the Agreement should be interpreted and enforced to the maximum extent that such court deems reasonable.

8.       THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THE STATE OF NEW YORK.  ANY DISPUTE CONCERNING THIS AGREEMENT SHALL PROCEED IN ACCORDANCE WITH THE TERMS OF THE COMPANY’S EMPLOYMENT DISPUTE RESOLUTION PROGRAM.

IN WITNESS WHEREOF, the Employee has agreed to the terms set forth above by signing below.
/S/ PHILIP FASANO	8/29/2014
Employee:	Date: